Alan T. Schiffman, CPA, PC
*Financial Strategists* *Business Consultants*
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
*Email: ats@naplescpa.net* *Website: alantschiffman.com*

The balance sheets of Legion Works, Inc. as of December 31, 2021 and 2020, and the related statements of operations, shareholders' equity and cash flow for the two years then ended, included in this Regulation A filing, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The financial statements of Legion Works, Inc. as of December 31, 2021 and 2020 and for the two years then ended, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated June 22, 2022 on our audit of the financial statements of Legion Works, Inc.

CPA PC

July 20, 2022
Naples, Florida